SCOTTISH WIDOWS INVESTMENT PARTNERSHIP

Code of Ethics

David Sanderson

Chief Compliance Officer

February 2006

INDEX

1.	Introduction
2.	Principles and Standards
3.	Conflicts of Interest
4.	Personal Account Dealing Policy
5.	Insider Trading Policy
6.	Hospitality and Gifts Policy

Section 1 — Introduction
It is a requirement in the United States, under the Investment Advisers Act of 1940, as amended, that all SEC Registered Investment Advisers must establish, maintain and enforce a written Code of Ethics (the “Code”). The Code has been produced by Scottish Widows Investment Partnership (“SWIP”, the “Company” or the “Investment Partnership”) in order to set forth applicable guidelines and procedures that promote ethical practices and conduct by all of its officers, directors and employees. Copies of the Code and any amendments to the Code are provided to all members of staff who should read them carefully, retain them for future reference and abide by their requirements.
The SWIP policies in respect of Personal Account Dealing, Insider Trading and Hospitality and Gifts attached hereto are incorporated into the Code and are an integral part of its requirements.
In addition to the SWIP policies highlighted above, it should be stressed that all aspects of the Compliance Workbook and internal SWIP procedures must be fully adhered to at all times.
SWIP requires that all members of staff observe the applicable standards of duty and care and comply with U.S. Federal and State securities laws as appropriate in relation to business undertaken in the US. A member of staff may not evade the provisions of the Code by having another person, including a friend, relative or other, act or fail to act in a manner in which the member of staff is prohibited.
Any breach of any aspect of SWIP’s the Code of Ethics must be reported to SWIP Compliance immediately for the attention of the Chief Compliance Officer.

David W Sanderson
Chief Compliance Officer
February 2006

Section 2 — Principles and Standards
2.1	General Policy

It shall be a violation of this Code and its procedures, for any employee of the firm, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any client including a registered investment company or other entity (collectively a “Client”):
•	to employ any device, scheme or artifice to defraud any Client for which the firm serves as an investment adviser or sub-adviser;

•	to make to the Client any untrue statement of a material fact necessary or to omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made not misleading;

•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

•	to engage in any manipulative practice with respect to the Client.
2.2	Statement of General Fiduciary Principles and Standard of Business Conduct

The following general fiduciary principles and standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:
•	The interests of Clients must be placed first at all times;

•	All personal securities transactions must be conducted consistent with this Code and in any such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Members of staff should not take inappropriate advantage of their positions; and

•	Members of staff must comply with applicable U.S. Federal and State securities laws, as appropriate, in relation to business undertaken in the United States.
This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield members of staff from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

2.3	Guidelines

As a fundamental requirement, SWIP demands the highest standards of ethical conduct on the part of all its members of staff. All members of staff must abide by this basic standard and never take inappropriate advantage of their position with the Company.

2.4	The Code of Ethics and Standards of Professional Conduct — For Chartered Financial Analysts

In addition to this Code, SWIP requires that each member of staff who are Chartered Financial Analysts comply with the provisions of the CFA Institute’s Code of Ethics and Standards of Professional Conduct applicable to Chartered Financial Analysts, which is on their website.
(http://www.cfainstitute.org/cfacentre /pdf/English2006CodeandStandards.pdf)

2.5	Mutual Fund Codes of Ethics

Should SWIP act at some point as an adviser or sub-adviser to registered investment companies (Mutual Fund Managers), the Company and certain of its employees (i.e. Portfolio Managers, Analysts, and Traders etc.) may be considered “Access Persons” of such registered investment companies, under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”). SWIP Compliance will advise any persons impacted by this requirement should the position arise. Compliance with this Code should satisfy the requirements of Rule 17j-1 to the extent it becomes applicable.

2.6	Reporting of Code Violations

Each employee shall promptly notify the DLCR or CCO of any violation of the Code.

2.7	Acknowledgement and Annual Certification

The Company will provide to each member of the staff a copy of this Code and any amendments hereto and each member of staff must acknowledge electronically his or her receipt of the Code and any amendments hereto. In addition, each member of staff must certify annually that he or she has read and understood, and that he or she is subject to and has complied with, the Company’s Code of Ethics. Such acknowledgement and certification will take the form of Appendix A and B respectively.

2.8	Sanctions

While compliance with the provisions of the Code is fully expected, members of staff should be aware that in response to any violation the Company shall take whatever action is deemed necessary under the circumstances including the imposition of appropriate sanctions. These sanctions may include, for example, the reversal of trades, reallocation of trades to client accounts, disgorging profits, paying fines or, in more serious cases, suspension or termination of employment.

2.9	Review by CCO

The CCO will undertake a quarterly review with respect to the Code to verify that the Code is being followed. The results of this review will be set out in the Control Committee Report. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits.

2.10	Responsibilities of the Control Committee

The Control Committee will review quarterly the summary report of the CCO and will take any action which may be deemed necessary.

2.11	Annual Report of the CCO

The CCO will provide to any board of directors for any registered investment company to which the Company serves as investment adviser a written report no less frequently than annually, that:
(i)	describes any issues arising under this Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of this Code of Ethics and any sanctions imposed in response to the material violations; and

(ii)	certifies that the Company has adopted procedures reasonably necessary to prevent persons subject to the Code from violating this Code.
Section 3 — Conflicts of Interest
3.1	Each member of staff is under a duty to exercise his or her authority and responsibility for the primary benefit of Clients and also SWIP and may not have outside interests conflicting with the interests of the Company or its Clients. Each person must avoid any circumstance that might adversely affect or appear to affect SWIP, its clients or his or her duty of complete loyalty to SWIP and its Clients in the discharge of his or her responsibilities. This duty includes the protection of Client and Company confidential information and SWIP’s reputation for trustworthy financial service.

Each manager has the duty to identify any potential conflicts which may arise in his or her part of the business and to document in the Division’s Procedures Manual how any potential conflict may be mitigated and overcome. All potential conflicts should be reported to the CCO as they arise and should be summarised in the Annual Questionnaire (Appendix C) which will be circulated in June each year.

Employees must at all times be alert to the possibility of conflicts of interest arising. If they have any concerns as to any transaction which they believe could result in a conflict of interest then they must not execute that transaction without first raising the matter with their Line Manager or the CCO.

Employees must not recommend a transaction to a private client nor deal for a discretionary client unless the client has been advised of any material interest within SWIP or a person connected with SWIP has in the transaction or investment.

An interest is material in relation to a recommendation of a transaction if, taking into account all the circumstances, it is reasonable to consider that there is a serious possibility that an employee might have been induced into making recommendations or entering into a transaction:
(i)	knowing it to be contrary to the customer’s best interests; or

(ii)	without giving proper consideration to whether or not it is in the customers best interests.
Unless the contrary can be proved, an employee of a firm is presumed to know about an interest if, having regard to the firm’s practices, procedures and organisational arrangements it seems probable that he did know.

Appropriate documentation should be retained in respect of any conflict arising, containing details of the conflict and the agreed resolution.

As a guide, staff should be particularly vigilant in respect of potential conflicts between large and small clients, internal life and pensions business and other clients, any cross investments undertaken, any inter fund switches of securities undertaken, allocation of trades and situations where SWIP gains higher fees through a change in Investment Policy or underlying investments held for a portfolio.

3.2	As part of this ongoing responsibility, each member of staff has the duty to disclose to SWIP any interest that he or she may have in any external firm, corporation or business unit that is not affiliated or participating in any joint venture or partnership with SWIP or its affiliates. (An “affiliate” means any company controlling, controlled by or under common control with SWIP). Disclosure should be timely so that SWIP may take action concerning any possible conflict as it deems appropriate.

It is recognised, however, that SWIP has or may have business relationships with many organisations and that a relatively small interest in publicly traded securities of an organisation does not necessarily give rise to a conflict of interest. Therefore, the following procedures have been adopted by SWIP.
3.3	In most circumstances it is considered incompatible with a member of staff’s duties to SWIP to assume the position of director of an outside corporation or entity. A member of staff should report to SWIP any invitation to serve as a director of any entity that is not an affiliate. The member of staff must receive the approval of the Director of Legal, Compliance and Risk (“DLCR”) or the Chief Compliance Officer (“CCO”) prior to accepting any such directorship. In the event that approval is given, the CCO will provide the member of staff with written notification of the procedure to be adopted in respect of the “Restricted List”, where appropriate.

3.4	Except as approved by the DLCR or CCO, it is considered generally incompatible with the duties of a member of staff of SWIP to act as an officer, general partner, consultant, agent, representative, trustee or employee of any other business, other than an affiliate of SWIP.

3.5	Except as approved by the DLCR or CCO, members of staff may not have a monetary interest, as principal, co-principal, agent or beneficiary, directly or indirectly, or through any substantial interest in any other corporation or business unit, in any transaction involving SWIP.

3.6	Once a year, a “Questionnaire on Conflicts of Interest” as set out in Appendix C shall be distributed to each member of staff for completion and filing with the CCO. Each member of staff is responsible for promptly supplementing the annual questionnaire as necessary to reflect any material change between annual filings.
Section 4 — Personal Account Dealing Policy
4.1	General

SWIP must always act in the absolute best interests of its clients, but also recognises the need to permit members of staff reasonable freedom with respect to their personal investment activities. It is important to accommodate these separate requirements in an appropriate way that (a) acknowledges the possibility of conflict between these duties and (b) sets forth standards to assure that the primary duty of loyalty to SWIP and SWIP’s clients is fulfilled.

Any questions that arise relating to the Policy should be referred to the CCO. This Policy is applicable to all members of staff within SWIP.

Each employee of SWIP should maintain records adequate to establish that the individual’s personal investment decisions did not involve a conflict with the requirements of this Policy and the Code. If there is any question as to whether a proposed transaction might involve a possible violation of this Policy and the Code, the transaction should be discussed in advance with the CCO.

Each member of staff must ensure that at all times business and personal requirements are kept completely separate. For example, under no circumstances should staff contact brokers or firms on a personal basis where there is a possibility that the broker of firm may believe that they are representing SWIP.
4.2	Who is covered by this Policy?
•	Individuals
(i)	All members of SWIP staff are covered by this Policy.

(ii)	All directors and officers of the Company are also covered by this Policy.
It is recognised that the Policy cannot be absolutely imposed on persons who are not direct employees of SWIP. However, every effort must be made to comply and staff must recognise that there is a potential for suspicion, criticism or potentially criminal prosecution if a person connected to them is found to have benefited from securities transactions.
•	Investment Clubs

The Personal Dealing rules apply to participation in an Investment Club. Employees should discuss any intention to join an Investment Club with their Line Manager or the CCO in order to determine whether any restrictions apply. Serious consideration must be given as to whether joining an Investment Club presents a conflict of interest, particularly if the individuals role within SWIP gives rise to sensitive or client specific information.
Persons covered by this Policy are referred to herein as “Covered Persons”.
4.3	What investments are covered by this Policy?

All investments in “Reportable Securities” are covered by this Policy. A “Reportable Security” means any security, but excludes:
(i)	Direct obligations of the U.S. Government;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)	Shares of open-end investment companies registered under the 1940 Act (other than exchange traded funds) that are not advised by one of the Service Providers.

Under this Policy, a security includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this policy, “beneficial ownership” generally means any interest in a security for which a Covered Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. A person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (b) a trust, estate, or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

4.4	Reporting Requirements
(i)	Initial Holdings and Accounts Reports
Upon joining SWIP, each new Covered Person must submit to the CCO, no later than ten (10) days after joining the Company (e.g. date of commencement of employment with SWIP), the following information (which information must be current as of a date no more than 45 days prior to joining):
—	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each Reportable Security in which the Covered Person has any direct or indirect beneficial ownership;

—	The name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit;

—	The nature of the interest (i.e. direct or indirect ownership);

—	The name and number of any such account, and

—	The date the Covered Person submits the report.
Such report should reflect the form of Appendix D, which will be forwarded and monitored by SWIP Compliance.
(ii)	Broker Trade Confirmations

Employees of SWIP, when effecting transactions on their own account or on behalf of any connected person, must inform their broker that they work for a Regulated Firm and must not accept any credit or special dealing facilities in connection with a transaction.

Covered Persons must ask their broker to send a copy contract note to SWIP Compliance at the time of each deal, containing the information set out in 3.4 (i). This requirement should be established at the commencement of any new Broker relationship.

Confirmations must be forwarded to SWIP Compliance no later than 30 days after each calendar quarter in order to comply with the applicable U.S. securities laws requirements.

(iii)	Annual Holdings Report

Each Covered Person shall report to the CCO or other designated person, no later than 28 February of every calendar year, the following information (which information must be current as of a date no more than 45 days prior to the date of such report):
—	The title and type of security, and as applicable the exchange ticker symbol or CUISP number, the number of shares, and principal amount of each Reportable Security in which the Covered Person has any direct or indirect beneficial ownership;

—	The name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and

—	The date the Covered Person submits the report.
The Annual Holdings Report will largely reflect Appendix E attached and this will be forwarded, controlled and monitored by SWIP Compliance.
The following categories of investments are exceptions to the reporting requirements of the Policy:

•	Securities held in accounts over which the Covered Person had no direct or indirect influence or control.

•	Transactions effected pursuant to an Automatic Investment Plan.
4.5	Pre-Clearance

A specimen of the Personal Account Dealing Consent Form is attached as Appendix F.
•	Consent Forms

Employees of the Investment Partnership must obtain permission to deal from the Investment dealers. Permission will be refused if:
(i)	the Investment Partnership is an insider in the security concerned;

(ii)	the Investment Partnership has an outstanding order in the security; or

(iii)	the Investment Partnership is actively considering a deal in the security.
In addition, they must not deal if the know, or reasonably should know, that the Investment Partnership is contemplating a deal in the security, but they are not required to take specific action to establish the position. However, if they are aware that the Investment Partnership is contemplating a deal, permission for a personal deal may still be granted by either the Chief Investment Officer or the relevant Team Head if neither the Investment Partnership deal nor the personal deal is likely to be material in relation to the price of liquidity of the security concerned.
•	Dealing

If permission to deal has been granted, it will be valid for orders placed with a broker on that day only. After this time permission will have to be sought again. For the purchase of SWIP OEICs or Unit Trust through the SWIP Staff Scheme, the application form must be submitted to Mellon on the day authorisation is granted. A Personal Dealing Form incorporating details of the consent, which has been given, will be issued to you by the dealers.

In cases where the security is illiquid, the dealers will make a note to that effect on the form and permission to deal will be valid for a week, after which time permission would have to be sought again.

If permission to deal has been denied no reason will be given, and it will not be possible to ask for permission again that day.

The dealers themselves must seek permission to carry out a personal deal from a Manager to whom they report, and that manager will sign the consent form.

The Head of the Dealing Function will obtain consent from the dealers in the normal way, but consent for him to deal must also be obtained from a member of the Investment Policy Group.

Employees of the Investment Partnership, if effecting transactions on their own account or on behalf of any connected person, must inform their broker that they are connected with an FSA regulated firm, and must not accept any credit or special dealing facilities in connection with a transaction.

Employees must ask their broker to send a copy contract note to the Compliance Department at the time of each deal, though this should be established in advance as an automatic procedure.

Employees of the Investment Partnership should not enter into any transaction which they cannot afford to settle if called up to do so at any time. Subject to this, “stagging” operations are not restricted. The Compliance Department will monitor margin trading and similar activities and challenge staff if they are considered to be dealing beyond their means.

Employees of the Investment Partnership are required to report details of all personal transactions to SWIP Compliance, using Personal Dealing Consent Forms which should be completed by the Investment Dealers. This must be done as soon as possible after the deal has been completed. The same procedure should also be followed in respect of securities acquired from a successful application for a new issue or when taking up or selling right or when you receive securities free of charge. On receipt of a Personal Dealing Consent Form SWIP Compliance will check that permission to deal has been granted (where necessary), and that the consent form agrees with the contract note.

•	Other Obligations

The knowledge that the Investment Partnership is dealing or contemplating dealing in any particular security may in certain instances have an effect on the share price. Employees of the Investment Partnership are reminded that transactions and proposed transactions of the Investment Partnership are confidential, not only within Scottish Widows but within the Investment Partnership itself, except to the extent required for the normal processing of information. Staff must not use information on the Investment Partnership’s dealings or proposed dealings to their own or any other person’s advantage.

Where we effect transactions in investments of any description on behalf of a customer whom we know to be an officer or employee of a person (or company) carrying on investment business in similar investments, that person must be informed of the transaction, its terms and the identify of the customer unless we have good reason to believe the person has consented to the transaction being effected. It is the responsibility of the managers of Restricted Persons to provide employees falling into that category with a copy of this note.
4.6	Use of Brokerage for Personal or Family Benefit

No employee may, for direct or indirect personal or family members benefit, execute a trade with a broker by using by the influence (implied or stated) of SWIP or any director’s or employee’s influence (implied or stated) with SWIP.

4.7	No Personal Trades Through SWIP’s Dealers

No personal securities trades may be effected through SWIP’s dealers. Employees must effect such trades through their personal brokers.

4.8	Initial Public Offerings — Potential Conflicts

No initial public offering of securities may be purchased for any account in which a Covered Person has a direct or indirect beneficial ownership interest, except with the express written prior approval by the SWIP Dealers.

4.9	Private Placements — Potential Conflicts

No private placement securities may be purchased for any account in which a Covered Person has a direct or indirect beneficial ownership, except with the express written prior approval by the SWIP Dealers.

4.10	Restricted and Watch Lists

No employee may make a personal trade in securities of an issuer listed on the Restricted List. This will be determined by the SWIP Dealers on receipt of the Consent Form. No reason for refusal to deal will be given by SWIP Dealers.

4.11	Inside Information

Employees may not trade on inside information (i.e. material and non-public information) or communicate such information to others. Any inside information matters must be handled in line with the SWIP “Insider” Policy.

4.12	Sanctions

Upon discovering a violation of the Policy, SWIP shall take whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g. trade reversal etc). Following those corrective efforts, SWIP’s senior management may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties varies with the severity of the violation, although repeat offenders will likely be subjected to harsher punishment. It is important to note that violations of the Policy may occur without employee fault (e.g. despite pre-clearance). In those cases punitive action may not be warranted, although remedial steps may still be necessary. Violations of the Policy would include, but are not limited to the following:-
•	Execution of a personal securities transaction without pre-clearance;

•	Execution of a personal securities transaction through a SWIP trader; and

•	Failure to timely complete and return periodic certifications and acknowledgements.
4.13	Review by CCO

The CCO will review personal securities related information to verify that the Policy is being followed. The results of this review will be set forth in monthly Control Committee papers. The report shall specify any related concerns and recommendations and be accompanied by appropriate exhibits.

4.14	Responsibilities of the Control Committee

The Control Committee will review quarterly the summary report of the CCO and shall take appropriate action.
Section 5 — Insider Trading Policy & Procedures
5.1	Introduction

The prohibitions against insider trading set forth in the U.S. federal securities laws, play an essential role in maintaining the fairness, health and integrity of U.S. markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence is not in any way compromised. Consistent with these principals, SWIP forbids any employee from (i) trading, either for any SWIP client account or in Personal Securities (as defined in the SWIP Compliance Policy entitled “Personal Account Dealing Policy”), if that employee is “aware” of material and non-public information; or (ii) communicating material and non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading”. This policy applies to every employee and extends to activities within and outside of each employee’s duties at SWIP. Every employee must read and retain this policy. Any questions regarding this policy should be referred to the Chief Compliance Officer.

The term insider trading is not defined in the federal securities laws in the US, but generally is used to refer to trading in securities on the basis of material and non-public information (whether or not the person trading is an “insider”). A person is deemed to trade “on the basis of” material non-public information if that person is aware of material non-public information when making the purchase or sale. While the law concerning insider trading is not static, it is generally understood that the law prohibits trading by an “insider” on the basis of material non-public information about the security or issuer. Accordingly, in order to be held liable under the law, the person trading must violate a duty of trust or confidence owed directly, indirectly or derivatively to the issuer of that security or the shareholder of that issuer, or to any other person who is the source of the material non-public information (i.e. employer). The law also prohibits the communication of material and non-public information to others and provides for penalties and punitive damages against the “tipper” even if he/she does not gain personally from the communication.

5.2	Definition of Insider Dealing

The offence can be summarised as:

An individual will be guilty of an offence if he deals or encourages someone else to deal on the basis of non-public price-sensitive information or if he discloses such information otherwise than in the proper performance of his employment, office or profession.

Insider dealing is also prohibited by other provision of law to which the Investment Partnership is subject.

An “insider” is someone who has, and knows that he has, “inside information” and has acquired it, and knows that he has acquired it, from an inside source.

“From an inside source” means through a director, employee or shareholder, or having the information by virtue of his employment, office or vocation (or having it from such an individual). This means that the information does not have to come from the Company (as was the case previously) but could come from a broker or credit-rating agency, or even a competitor. However, your observation, when passing a factory, that an extra shift is being worked would not be “from an insider source”.

“Inside information” must be specific or precise, must not have been made public and, it would be likely to have a significant effect on the price of any securities. The information can relate to one security or a group of securities (e.g. a sector) but not to securities generally. Such securities can then be classed as price-affected securities. (“Significant” is not defined. It will depend on the security type but the Stock Exchange think that a 5 - 10% relative movement is significant for equities). Market information (for example about proposed transactions) is not considered to be “inside information”.

The following are practical examples of what might constitute price-sensitive information:
(1)	information that a star analyst is about to issue a sell recommendation

(2)	information that a competitor is about to cut prices

(3)	information that a competitor is about to launch a significant new product

(4)	information of a forthcoming profits warning
Obviously, the question of whether or not information is public is important. Information will be construed as being public if:
(i)	it is published in accordance with the rules of a regulated market for the purpose of informing investors, or

(ii)	it is contained in public records, or

(iii)	it can be readily acquired by those likely to deal in any securities to which the information relates or of an issue to which the information relates, or

(iv)	it is derived from public information.
Information may be construed as being public if:
(a)	it can be acquired only by exercising diligence or expertise, only by observation or only on payment of a fee, or

(b)	it is communicated to a section of the public at large, or

(c)	it is published only outside the relevant market.
These lists are merely illustrative and not exhaustive. They are intended to be helpful but the legislation is deliberately vague and it will be left to the courts to decide in individual cases. The intention of the legislation is to ensure that research into obscure journals is not illegal, but that conspirators cannot evade justice by publishing the information where no investors are ever likely to see it.
5.3	The Ring Fence

There is a “ring fence” around analysts, fund managers and various others in the Investment Partnership who could possibly contribute to a decision to deal in securities (not property). If any individual inside the ring fence obtains non-public price-sensitive information then the Investment Partnership will consider itself an insider, and dealing will be prohibited. Conversely there will be no restrictions on dealing if the information is only in the possession of the Investment Partnership employees who are outside the ring fence. Those inside the ring fence are:
C Phillips
G Wood
A November
All members of the Investment Teams (excluding Property Team)
Investment Dealers
A R Whalley and C Silander
The Corporate Governance and SRI Manager (Anne Fraser)
All other account directors

Those outside the ring fence are:
The Chief Operating Officer
The Management Services Team (including A R Porte)
Pension Fund Team members other than account directors
Support staff in Client Services
All other support staff
The Property Team Client Services staff employed overseas
If anyone inside the ring fence thinks they have received non-public price-sensitive information they must IMMEDIATELY inform the dealers. No trading will be allowed in the securities involved until the information is made public. SWIP Compliance will check this frequently. Anyone who has any doubts should discuss these with his team head, but the dealers should still be informed immediately.

The one exception is that either C Phillips or the Corporate Governance and SRI Manager (Anne Fraser) may ring fence themselves by informing both the Chief Compliance Officer and Company Secretary in writing. If they do this their possession of inside information will not prevent the Investment Partnership from dealing so long as they take no part in any discussions or decisions in relation to the stock (or sector if appropriate). In certain exceptional circumstances, with the written consent of the Chief Compliance Officer and Company Secretary, it may be agreed to ring fence the Chief Investment Officer(s).

In evaluating the sensitivity of any information, it is important to think about whether it may be sensitive in relation to a company’s bonds, even if it is not sensitive in relation to the equity.

5.4	Action Required

The following steps must be followed as soon as someone within the ring fence becomes aware of insider information:-
—	The individual must notify Central Dealing by e-mail that he or she is an insider and why.

—	Central Dealing will e-mail a defined list of individuals, informing them that SWIP is an insider in relation to a specific Asset Issuer.

—	Central Dealing will instruct the Broker Booking Desk to update the Restricted List on Merrin. This will prevent any trades being processed against this issuer on Merrin.

—	Central Dealing will also ask SWIP IT to add the Asset Issuer to the “black list” on PreView.

—	Central Dealing will notify Global Bonds & Economics, who will be responsible for updating the “watch list” on Bloomberg.
     As soon as someone within the ring fence becomes aware that the information which made SWIP an Insider is in the public domain, the Investment Partnership will cease to be an insider. The following steps must then be followed:-
—	The individual must notify Central Dealing by e-mail that we are no longer an Insider.

—	Central Dealing will e-mail a defined list of individuals, informing them that SWIP is no longer an insider in relation to the particular Asset Issuer.

—	Central Dealing will instruct the Broker Booking Desk to remove the relevant Asset Issuer from the Restricted List on Merrin.

—	Central Dealing will ask SWIP IT to remove the relevant Asset Issuer from the “black list” on PreView.

—	Central Dealing will notify Global Bonds & Economics, who will be responsible for updating the “watch list” on Bloomberg.
5.5	Tracker Fund Programme Trades

Where securities included on the Restricted List are included as part of a Programme Trade in relation to a Tracker Fund the block on dealing will be lifted for that trade.

5.6	Defences

Some specific defences have been provided. You are not guilty if you can show:
—	That you did not expect the dealing to result in a profit attributable to the fact that information was price sensitive. An example would be if you sold, when the information was in fact positive and likely to result in an increase in the stock price.

—	That you (reasonably) believed that the information had been sufficiently widely disclosed. (This is not intended to cover underwritings etc).

—	That you would have taken the same action, even without the information, (for example if you were instructed by a client to sell all the securities you managed for him).
It would be a mistake to rely on these defences unless the facts are very clear.

Section 6 — Hospitality and Gifts
6.1	General Policy and Business Standards

It is the policy and business standards of SWIP to conduct all of its business on a sound and ethical basis. SWIP will procure goods and services and sell our services on an impartial and objective basis, free from outside influence.

SWIP’s business transactions should at all times be free from perception that favourable treatment was sought, received or given as a result of furnishing or receiving gifts, favours, services, hospitality, entertainment or any similar gratuity.

6.2	SWIP Policy and Procedures

The SWIP Policy is an amalgam of all applicable UK and US Regulations and best practice codes and employees receiving or offering gifts and hospitality must adopt the following procedures. In implementing the procedure the company is taking reasonable steps to ensure that neither it nor its employees accepts or offers any inducement which either by value or frequency may lead to a conflict of interest. The policy is not intended to prevent business hospitality and gifts but to ensure there are proper controls over such conventions.

6.3	Notification Requirements for Line Manager Authorisation

If you reasonably judge the gift to be £50 or greater in value, then you must seek permission from your Manager/Director to retain the item(s). This is done by sending the “SWIP Hospitality and Gifts Form” to your Manager or Director. It is the responsibility of your Manager or Director to determine if:
(i)	the gift is of minor significance and can be retained by you; or

(ii)	the gift gives rise to a potential conflict of interest and should be returned.
The Manager or Director receiving the request gives permission to retain the item(s) by completing the Authorisation Section of the form. The required information is the name of the authoriser and the date of authorisation. On completion the form should be forwarded to the SWIP Hospitality & Gifts mailbox to allow updating of the central register.

If permission is not given the requester should be notified using the first page of the e-mail to provide a brief explanation for refusal. Again a copy must be sent to the mailbox SWIP Hospitality & Gifts mailbox to allow updating of the central register.

6.4	Receiving Hospitality

Defining Hospitality

For the purposes of the SWIP procedures examples of hospitality include dinner, tickets for the theatre, opera, sporting events, golf days or any similar entertainment or hospitality which involves significant outlay on the part of the provider. Ordinarily travel and accommodation should not be accepted in conjunction with hospitality. The principal exception being in respect of the modest cost of local travel e.g. being collected by car from an airport or railway station.

Invitations solely to seminars, company presentations, lunch, etc are not regarded as inducements and are outwith the scope of these procedures when offered for normal business reasons, i.e. the regular company contact and information gathering by analysts and fund managers. They should, however, be recorded in your business diary. If Microsoft Outlook is used, this must be archived and kept for a minimum of 12 months.

Notification Requirements for Self Approval

On receiving an invitation to an event reasonably considered to be of less than £50 in value you must consider whether it gives rise to a conflict of interest and if accepting notify SWIP Compliance using the SWIP Hospitality & Gifts Form. Notification should be made prior to the event occurring. Submitting the electronic form satisfies notification and record keeping requirements. You do not need to provide SWIP Company with copies of any invitations received.

No notification is needed for hospitality declined simply because the event does not appeal or does not fit with your diary, i.e. the hospitality was not accepted and no conflict arises.

Notification Requirements for Line Manager Approval

For those events where the entertainment package is considered to be £50 or more in value, the recipient must seek Manager/Director approval and ensure that this is communicated to the central register before acceptance. The Manager/Director should consider whether it gives rise to any conflict of interest and its legitimacy to the business relationship (e.g. to seek confirmation that a representative of the donor company is to be present at the event) before approval. The SWIP Hospitality & Gifts Form should be used to notify approval.

Where elaborate hospitality arrangements are involved you should consult with the appropriate member of the SWIP Executive and/or SWIP Compliance. To ensure individuals take a consistent approach in gauging “elaborate hospitality” we would not expect hospitality to exceed £1,000 per annum per provider.

It is therefore important to ensure all hospitality is recorded to ensure limits are monitored regularly and not inadvertently exceeded.

6.5	Receiving — General

Charity Raffle

The procedures noted above are subject to change when the company collects gifts received by employees for the annual charity raffle. When this occurs an e-mail will be issued by SWIP Compliance, usually in the run-up to Christmas, providing alternative instructions and details of who will be responsible for collecting the gifts.

Although this is normally an annual event the firm also reserves the right to collect gifts for charity raffles at other times. All gifts will of course still need to be logged using the “SWIP Hospitality and Gifts Form” and follow the normal approval process if required.

Receipt Outwith SWIP Premises

Employees should not make arrangements for gifts to be delivered to their home or at any location outwith SWIP premises (e.g. at business meetings) without first obtaining the approval of their Manager/Director. In cases where approval is given, or a gift is received without prior knowledge, it is the recipient’s responsibility to ensure timely submission of the requirement notification to SWIP Compliance.

Management Oversight

To assure themselves that no conflict of interest is arising Managers and Directors should take notice of the value and frequency of offers of gifts and/or hospitality for individuals for whom they give approvals, and their departments as a whole. Equally, Managers and Directors should take account of the seniority and experience of the recipient(s) and the probability of their judgement being influenced by any hospitality or gifts offered. Should an actual or potential conflict be identified this must be discussed with SWIP Compliance.

Connected Persons

On occasion gifts or hospitality may not be received directly by a SWIP employee. However, the Company Policy applies even if the direct recipient of the gift, or other benefit, is the spouse, cohabitant or child of the employee.

6.6	Offering Gifts and Hospitality to Financial Intermediaries

For offers to financial intermediaries the definition of gifts includes any SWIP product carrying the Company logo (e.g. umbrellas, golf balls) and any other item which has a material value. Small promotional items which may have a legitimate business use are excluded from the definition and the procedures (e.g. diaries, pens, calendars).

When providing gifts and hospitality to financial intermediaries the following points should be considered:
(i)	gifts totalling more than £50 and hospitality totalling more than £1,000 per individual intermediary in any calendar year are not permitted. The same £1,000 limit on hospitality is allowed for the intermediary’s partner where it is appropriate for them to attend the event;

(ii)	entertainment implies your attendance, or the attendance of another SWIP representative, to act as host at the event to which an intermediary is invited;

(iii)	an intermediary’s travel and accommodation expenses to an entertainment event will not normally be allowable (except in respect of the modest cost of local transport). The exceptions to this rule are the IMA Annual Dinner and IFAA/Financial Adviser Services Awards for which the FSA has previously given industry wide dispensations;

(iv)	SWIP employees may take part in seminars given by intermediaries, or organised on their behalf, and may contribute to the costs of the seminar if:

(a) SWIP participation is for a genuine business purpose;

(b) the contribution is reasonable and proportionate; and

(c) in the case of a seminar organised by a third party, it is open to participation by independent intermediaries generally

(v)	as noted above invitations to lunches and dinners offered for normal business reasons are not deemed hospitality and, therefore, fall outwith the limits on value and frequency described in paragraphs (i) and (ii) above. However, FSA rules require you record all lunches and dinners offered to intermediaries.
6.7	Record Keeping and Data Protection

The SWIP Compliance Technical Team is responsible for maintaining the central register and associated records of all gifts and hospitality received with Marketing being responsible for the log of all gifts offered. All information is held in accordance with the Company’s policies as a Data Controller under the Data Protection Act 1998 (DPA). Consequently, only corporate names of gifts and hospitality providers will be recorded, not personal data regarding the individual donor.

Copies of all required information for the gifts and hospitality process are maintained in securely held files to meet our legal and contractual obligations under the DPA. A retention policy has been adopted by SWIP Compliance Technical to ensure that personal data is only held to enable the gifts and hospitality process to be completed and is not held for longer than necessary. Our current policy, to meet FSA requirements, is to retain data for the current year and last three calendar years.

6.8	Compliance Review

Quarterly reports of the notifications submitted will be compiled for Managers and Directors if required and in summary for the SWIP Executive and Control Committee. Personal expense claims and underlying business patterns will be monitored periodically to ensure employees are adhering to the procedures and that no conflict is arising with any duties owed to SWIP or its clients. Any breach of this policy may be liable for action under the Company’s Disciplinary Procedures.

SCOTTISH WIDOWS INVESTMENT PARTNERSHIP
CODE OF ETHICS
APPENDIX A
Annual Certification of Compliance with the Code of Ethics
I confirm that I have received a copy of the SWIP Code of Ethics (the “Code”) and have read the Code and the policies, which form part of the Code, and understand the relevant requirements.
I certify that I am subject to the Code and its related policies and have complied with all the requirements set forth therein.

SCOTTISH WIDOWS INVESTMENT PARTNERSHIP
CODE OF ETHICS
APPENDIX B
Acknowledgement of Receipt of the Amendment to the Code of Ethics
     I confirm that I have received a copy of the amendment to the SWIP Code of Ethics (the “Code”) dated                      relating to                                         , and have read the Amendment to the Code and understand the relevant requirements.

SCOTTISH WIDOWS INVESTMENT PARTNERSHIP
CODE OF ETHICS
APPENDIX C
ANNUAL QUESTIONNAIRE — CONFLICTS OF INTEREST

NAME:

TITLE:

1.	Please list any officership, directorship, trusteeship or material employment that you hold in any corporations, associations, partnerships or companies or in any Group affiliates of SWIP. If you do not have any, please insert “NONE” below.

2.	Please list any Material Interest you or member of your immediate family may have in any corporations, associations, partnerships or companies or in any Group affiliates and detail:-
(i)	If you are aware that any of these parties are undertaking business with SWIP or

(ii)	are supplying or soliciting orders for sales or services to SWIP or its affiliates or

(iii)	if SWP or its affiliates or Clients of SWIP have investments in these parties.
If you do not have any, please insert “NONE” below.

3.	Please list or summarise any financial interest you or any member of your immediate family have which, in your opinion, affects or might appear to affect adversely the discharge of your duties and responsibilities to SWIP. If you do not have any, please insert “NONE” below.

4.	Throughout the year the following conflicts arose within my area of responsibility and these were duly reported to the CCO as they arose. If no conflicts arose, please insert “NONE” below.

If a material change occurs in any matters reported in this Questionnaire or any new circumstances are discovered evidencing any conflict of interests or other deviations from the Company’s Code of Ethics, the undersigned hereby undertakes promptly to file with the CCO an appropriate amendment or supplement to this Questionnaire until it is superseded by the next completed Annual Questionnaire.

Date:	Signature:

Name:

Title:

If any of the spaces allocated are insufficient, please attach a complete list following this signature page.

SCOTTISH WIDOWS INVESTMENT PARTNERSHIP
CODE OF ETHICS
APPENDIX D
Initial Holdings and Accounts Report

Statement to SWIP, from:	(Please print your full name)

Today’s Date:

As of the date appearing above, the following are each and every Reportable Security and account in which I have a direct or indirect “Beneficial Interest”.

Nature of
					Transaction		Nature of
					(Purchase,		Interest	Broker,
	Amount (No.	Exchange	Interest		Sale,		(Direct	Dealer (or
	of Shares or	Ticker	Rate/Maturity		Monthly		ownership,	Bank Acting
Name of	Principal	Symbol or	Date (if		Savings Plan		Spouse,	as Broker)
Security/Fund	Amount)	CUSIP	applicable)	Trade Date	etc)	Price	Control etc)	Involved

As of the date appearing above, the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts) are those with respect to Reportable Securities of which I have a direct or indirect Beneficial Interest:

Account Name and Number	Firms Through Which Transactions Are Effected

SCOTTISH WIDOWS INVESTMENT PARTNERSHIP
PERSONAL ACCOUNT DEALING POLICY
APPENDIX E
Annual Holdings Report

Statement to SWIP, from:	(Please print your full name)

     The following are all transactions in Reportable Securities of which I have a direct or indirect Beneficial Interest as at                                          (date).

Nature of
					Transaction		Nature of
					(Purchase,		Interest	Broker,
	Amount (No.	Exchange	Interest		Sale,		(Direct	Dealer (or
	of Shares or	Ticker	Rate/Maturity		Monthly		ownership,	Bank Acting
Name of	Principal	Symbol or	Date (if		Savings Plan		Spouse,	as Broker)
Security/Fund	Amount)	CUSIP	applicable)	Trade Date	etc)	Price	Control etc)	Involved

The following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts) have been opened throughout the year with respect to Reportable Securities of which I have a direct or indirect Beneficial Interest:

Account Name and Number	Firms Through Which Transactions Are Effected

I certify that the Reportable Securities listed above, are the only such securities in which I have a direct or indirect Beneficial Interest and that the accounts listed above are the only securities accounts in which I have a direct or indirect Beneficial Interest.

Signature:

Received by	Reviewed by	Comments:

Title	Title

Date	Date

SCOTTISH WIDOWS INVESTMENT PARTNERSHIP
PERSONAL ACCOUNT DEALING
APPENDIX F
PRIVATE AND CONFIDENTIAL
PERSONAL DEALING CONSENT AND RECORD FORM
The individual member of staff and the person giving consent should complete this form. All boxes must be completed and the form signed by the relevant parties and once this has been done the form should be sent to Alison Fraser, Compliance Department, E1/F1.

Name of Individual requesting consent:

(Please print your name in full)

Person for whom transaction effected:	Relationship:
(If not the individual member of staff)

Name of Security:	Purchase/Sale: (Delete as appropriate)

No. Of Shares/Value:

Indicative Price:	Stockbroker: (Name only)

I confirm having advised the broker I am employed by an FSA regulated company and that a copy of the contract note will be sent to Alison Fraser, Compliance Department, Scottish Widows Investment Partnership, 60 Morrison Street, Edinburgh EH3 8BE

Signature of Employee	Date

Consent given by

(Please print name)

Date consent given

Time consent given

Signature of Consentor

Countersigned by	Date

(If required)
NB: This consent is only valid on the date of consent.